Exhibit 3.1

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DE BRAUW
BLACKSTONE
WESTBROEK

CERTIFICATE OF INCORPORATION

NXP B.V.

The undersigned:

Johannes Daniel Maria Schoonbrood, notaris (civil-law notary) practising in Amsterdam, the Netherlands.

herewith certifies that:

(i)        the private company with limited liability NXP B.V., with corporate seat in Eindhoven (the “Company”) was incorporated under the laws of the Netherlands on 21 December 1990 by means of a notarial deed, executed before H.A.C.M. van lersel, notaris in Eindhoven;

according to a print of a scanned copy of an official copy of the deed of incorporation, the ministerial declaration of no-objection required for incorporation was granted on 14 December 1990, number B.V. 400.135;

(ii)       according to an extract from the trade register in the Netherlands dated 12 December 2006 (the “Extract”), the Company is registered in that trade register, registration number 17070622; a faxed copy of the Extract as well as of an English translation thereof is attached hereto;

(iii)      according to the Extract the corporate seat of the Company is in Eindhoven and its business address is at: 5656 AG Eindhoven, High Tech Campus 60;

(iv)      according to the Extract the articles or association of the Company (the “Articles of Association”), as embodied in the deed of incorporation, were most recently amended on 29 September 2006;

according to a print of a scanned copy of an official copy of the notarial deed of amendment, executed on 29 September 2006 before J.D.M. Schoonbrood, notaris in Amsterdam, the ministerial declaration of no-objection required for amendment was granted on 19 September 2006, number B.V. 400.135:

(v)       the Articles of Association are set out in the document in the Dutch language which is attached hereto; the document in the English language attached hereto is an unofficial translation thereof; if differences occur in the translation, the Dutch text will govern by law;

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DE BRAUW
BLACKSTONE
WESTBROEK

(vi)      according to the Extract the managing directors of the Company are:

1.        F.A. van Houten, born in Eindhoven on 26 April 1960;

2.        P.A.M. van Bommel, born in Geldrop on 21 January 1957;

3.        Th.A.C.M. Claasen, born in Tilburg on 12 April 1945;

4.        H.C.M. van der Zeeuw, born in Leiden on 27 November 1954;

(vii)     according to the Extract and according to article 24 paragraph 1 of the Articles of Association, two of the above mentioned managing directors are jointly authorised to represent the Company;

(viii)    according to the Extract the supervisory directors of the Company are:

1.        E. Durban, born in Leipzig on 23 August 1973;

2.        I. Loring, born in Boston on 29 May 1944;

3.        M. Plantevin, born in Marseille on 24 October 1956;

4.        C. Reitberger, born in Kufstein on 16 May 1968;

5.        J. Huth, born in Heidelberg on 27 May 1960;

6.        A. Clammer, born in Laguna Beach on 20 August 1970;

7.        P.L. Bonfield, born in Letchworth on 3 June 1944;

8.        E.P. Coutinho, born in ‘s-Gravenhage on 20 October 1951.

Signed in Amsterdam on 12 December 2006.

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[GRAPHIC] KAMER VAN KOOPHANDEL

OOST-BRABANT

Dossiernummer: 17070622	Blad 00001

Uittreksel uit het handelsregister van de Kamers van Koophandel Deze inschrijving valt onder het beheer van de Kamer van Koophandel voor Oost-Brabant

Rechtspersoon:
Rechtsvorm	:	Besloten vennootschap
Naam	:	NXP B.V.
Statutaire zetel	:	Eindhoven
Eerste inschrijving in het handelsregister	:	31-01-1991
Akte van oprichting	:	21-12-1990
Akte laatste statuten-wijziging	:	29-09-2006
Maatschappelijk kapitaal	:	EUR 91.000,00
Geplaatst kapitaal	:	EUR 18.200,00
Gestort kapitaal	:	EUR 18.200,00

Onderneming:
Handelsna(a)m(en)	:	NXF B.V.
Adres	:	High Tech Campus 60, 5656AG Eindhoven
Telefoonnummer	:	040-2791111
Datum vestiging	:	21-12-1990
Bedrijfsomschrijving	:

Oprichten van, deelnemen in en beheren en financieren van alsmede het verlenen van diensten aan vennootschappen of ondernemingen werkzaam op het gebied van fabricage en verhandeling van electrische, electronische, mechanische en andere (systeem-) onderdelen en materialen op het gebied van electronica

Werkzame personen	:	2

Enig aandeelhouder:

Naam	:	KASLION Acquisition B.V.
Adres	:	High Tech Campus 60, 5656AG Eindhoven
Inschrijving handeleregister onder dossiernummer	:	34253298
Enig aandeelhouder sedert	:	29-09-2006

Bestuurder (s):

Naam	:	van Houten, Francois Adrianus
Geboortedatum en -plaats	:	26-04-1960, Eindhoven

12-12-2006		Blad 00002 volgt.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

Dossiernummer: 17070622		Blad 00002

Adres	:	Vondelstraat 93, 1054GM Amsterdam
Infunctietreding	:	01-11-2004
Titel	:	Voorzitter bestuur
Bevoegdheid	:	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Naam	:	van Bommel, Petrus Antonius Maria
Geboortedatum en -plaats	:	21-01-1957, Geldrop
Adres	:	Villapark 29, 5667HX Geldrop
Infunctietreding	:	01-09-2005
Titel	:	Lid Bestuur
Bevoegdheid	:	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Naam	:	Claasen, Theodoor Antonius Carel Maria
Geboortedatum en -plaats	:	12-04-1945, Tilburg
Adres	:	Heiligenboom 10, 5066CB Moergestel
Infunctietrading	:	29-09-2006
Bevoegdheid	:	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Naam	:	van der Zeeuw, Hendricus Cornelis Maria
Geboortedatum en -plaats	:	27-ll-1954, Leiden
Adres	:	Goorstraat 9, 5613BL Eindhoven
Infunctietreding	:	29-09-2006
Bevoegdheid	:	Gezamenlijk bevoegd (met andere bestuurder(s), zie statuten)

Commissaris(sen):

Naam	:	Durban, Egon
Geboortedatum en -plaats	:	23-08-1973, Leipzig, Oost-Duitsland (DDR)
Adres	:	Evelyn Gardens 7, London SW7 3BE, Verenigd Koninkrijk
Infunctietreding	:	02-10-2006

Naam	:	Loring, Ian
Geboortedatum en -plaats	:	29-05-1944, Boston, Ver. Staten van Amerika
Adres	:	Polo Field Lane 5, Dedham, MA 02026, Ver Staten van Amerika
Infunctietreding	:	02-10-2006

Naam	:	Plantevin, Michel

12-12-2006		Blad 00003 volgt.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

Dossiernummer: 17070622		Blad 00003

Geboortedatum en -plaats	:	24-10-1956, Marseille, Frankrijk
Adres	:	The Vale 12, London SW3 6AH, Verenigd Koninkrijk
Infunctietreding	:	02-10-2006

Naam	:	Reitberger, Christian
Geboortedatum en -plaats	:	16-05-1968, Kufstein, Oostenrijk
Adres	:	Alpspitzstrasse 2, Berg 82335, Duitsland
Infunctietreding	:	02-10-2006

Naam	:	Huth, Johannes
Geboortedatum en -plaats	:	27-05-1960, Heidelberg, Bondsrepubliek Duitsland
Adres	:	Hamilton Terrace 90, London NW8 9UL, Verenigd Koninkrijk
Infunctietreding	:	02-10-2006

Naam	:	Clammer, Adam
Geboortedatum en -plaats	:	20-08-1970, Laguna Beach, Ver. Staten van Amerika
Adres	:	1450 Greenst # 8, San Francisco CA 94109, Ver. Staten van Amerika
Infunctietreding	:	02-10-2006

Naam	:	Bonfield, Peter Leahy
Geboortedatum en -plaats	:	03-06-1944, Letchworth, Verenigd Koninkrijk
Adres	:	“Truchas House” Towpath, TW 17 9LL,
	:	Shepperton, Middlesex, Verenigd Koninkrijk
Infunctietreding	:	29-09-2006

Naam	:	Coutinho, Eric Paul
Geboortedatum en -plaats	:	20-10-1951, ‘s-Gravenhage
Adres	:	Ceintuurbaan 7, 1217HM Hilversum
Infunctietreding	:	29-09-2006

Gevolmachtigde(n) :

Naam	:	Claasen, Theodoor Antonius Carel Maria
Geboortedatum en -plaats	:	12-04-1945, Tilburg
Adres	:	Heiligenboom 10, 5066CB Moergestel
Functie en infunctietreding	:	Procuratiehouder, 01-06-1997
Titel	:	Executive Vice President
Bevoegdheld	:	Zelfstandig bevoegd tot EUR 250.000,-

12-12-2006		Blad 00004 volgt.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

Dossiernummer: 17070622		Blad 00004

Samen met lid bestuur onbeperkt bevoegd
Aanvang (huidige) volmacht	:	01-12-2004

Naam	:	van Brussel, Godefridus Peter Maria
Geboortedatum en –plaats	:	04-12-1947, Eindhoven
Adres	:	De Regge 9, S626GZ Eindhoven
Infunctietreding	:	15-05-1993
Titel	:	Gemachtigde
Bevoegdheid	:	Zelfstandig bevoegd tot het doen van opgaven aan en het deponeren bij het handelsregister

Naam	:	Dierick, Guido Rudolf Clemens
Geboortedatum en – plaats	:	28-03-1959, Denekamp
Adres	:	Floresstraat 5, 5631DD Eindhoven
Infunctietreding	:	01-03-2003
Titel	:	Lid bestuur
Bevoegdheid	:	Zelfstandig bevoegd tot EUR 250.000,- en samen met een andere volmacht van EUR 250.000,- onbeperkt bevoegd
Aanvang (huidige) volmacht	:	01-12-2004

Naam	:	van der Zeeuw, Hendricus Cornelis Maria
Geboortedatum en – plaats	:	27-11-1954, Leiden
Adres	:	Goorstraat 9, 5613BL Eindhoven
Infunctietreding	:	22-07-2003
Titel	:	Executive Vice President
Bevoegdheid	:	Zelfstandig bevoegd tot EUR 250.000,-- Samen met lid bestuur onbeperkt bevoegd
Aanvang (huidige) volmacht	:	01-12-2004

Naam	:	van Houten, François Adrianus
Geboortedatum en – plaats	:	26-04-1960, Eindhoven
Adres	:	Vondelstraat 93, 1054GH Amsterdam
Infunctietreding	:	01-11-2004
Titel	:	voorzitter bestuur
Bevoegdheid	:	Zelfstandig bevoegd tot EUR 250.000,- en samen met andere volmacht van EUR 250.000,- onbeperkt bevoegd
Aanvang (huidige) volmacht	:	01-12-2004

Naam	:	van Bommel, Petrus Antonius Maria
Geboortedatum en -plaats	:	21-01-1957, Geldrop
Adres	:	Villapark 29, 5667HX Geldrop

12-12-2006		Blad 00005 volgt.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

Dossiernummer: 17070622		Blad 00005

Infunctietreding	:	01-09-2005
Titel	:	Lid bestuur
Bevoegdheid	:	Zelfstandig bevoegd tot EUR 250.000,- en saman met een andere volmacht van EUR 250.000,- onbeperkt bevoegd

Alleen geldig indien door de kamer voorzien van een ondertekening.

Eindhoven, 12-12-2006
Uittreksel is vervaardigd om 14.14 uur

Voor uittreksel

/s/ Mevrouw mr. W.A.M. te Lintelo
Mevrouw mr. W.A.M. te Lintelo Sectorhoofd Bedrijvenregister

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

File number: 17070622	Page 00001

English translation of an extract from the trade register of the Chambers of Commerce. This registration is administrated by the Chamber of Commerce for Oost-Brabant

Legal person:
Legal form	:	Besloten Vennootschap (Private Limited Liability Company)
Name	:	NXP B.V.
Statutory seat	:	Eindhoven
First registration in the trade register	:	31-01-1991
Incorporation deed	:	21-12-1990
Deed of latest amendment of articles	:	29-09-2006
Authorized capital	:	EUR 91.000,00
Issued capital	:	EUR 18.200,00
Paid up capital	:	EUR 18.200,00

Undertaking:
Tradename(s)	:	NXP B.V.
Address	:	High Tech Campus 60, 5656AG Eindhoven
Telephone number	:	040-2791111
Date of establishment	:	21-12-1990
Description of business conducted	:	See Dutch extract
Employees	:	2

Single shareholder:

Name	:	KASLION Acquisition B.V.
Address	:	High Tech Campus 60, 5656AG Eindhoven
Registration trade register under file number	:	34253298
Single shareholder since	:	29-09-2006

Director(s):

Name	:	van Houten, Francois Adrianus
Date and place of birth	:	26-04-1960, Eindhoven
Address	:	Vondelstraat 93, 1054GM Amsterdam
Date of entry into office	:	01-11-2004
Title	:	Voorzitter bestuur
Powers	:	Authorised jointly (with other director(s),

12-12-2006		Page 00002 follows.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

File number: 17070622		Page 00002

see articles)

Name	:	van Bomnel, Petrus Antonius Maria
Date and place of birth	:	21-01-1957, Geldrop
Address	:	Villapark 29, 5667HX Geldrop
Date of entry into office	:	01-09-2005
Title	:	Lid Bestuur
Powers	:	Authorised jointly (with other director(s), see articles)

Name	:	Claasen, Theodoor Antonius Carel Maria
Date and place of birth	:	12-04-1945, Tilburg
Address	:	Heiligenboom 10, 5066CB Moergestel
Date of entry into office	:	29-09-2006
Powers	:	Authorised jointly (with other director(s), see articles)

Name	:	van der Zeeuw, Hendricus Cornelis Maria
Date and place of birth	:	27-11-1954, Leiden
Address	:	Goorstraat 9, 5613BL Eindhoven
Date of entry into office	:	29-09-2006
Powers	:	Authorised jointly (with other director(s), see articles)

Supervisory director(s):

Name	:	Durban, Egon
Date and place of birth	:	23-08-1973, Leipzig, East Germany
Address	:	Evelyn Gardens 7, London SW7 3BE, United Kingdom
Date of entry into office	:	02-10-2006

Name	:	Loring, Ian
Date and place of birth	:	29-05-1944, Boston, United States of America
Address	:	Polo Field Lane 5, Dedham, MA 02026, United States of America
Date of entry into office	:	02-10-2006

Name	:	Plantevin, Michel
Date and place of birth	:	24-10-1956, Marseille, France
Address	:	The Vale 12, London SW3 6AH, United Kingdom .
Date of entry into office	:	02-10-2006

12-12-2006		Page 00003 follows.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

File number: 17070622		Page 00003

Name	:	Reitberger, Christian
Date and place of birth	:	16-05-1968, Kufstein, Austria
Address	:	Alpspitzstrasse 2, Berg 82335, Germany
Date of entry into office	:	02-10-2006

Name	:	Huth, Johannes
Date and place of birth	:	27-05-1960, Heidelberg, Federal Republic of Germany
Address	:	Hamilton Terrace 90, London NW8 9UL, United Kingdom
Date of entry into office	:	02-10-2006

Name	:	Clammer, Adam
Date and place of birth	:	20-08-1970, Laguna Beach, United States of America
Address	:	1450 Greenst # 8, San Francisco CA 94109, United States of America
Date of entry into office	:	02-10-2006

Name	:	Bonfield, Peter Leahy
Date and place of birth	:	03-06-1944, Letchworth, United Kingdom
Address	:	“Truchas House” Towpath, TW 17 9LL, Shepperton, Middlesex, United Kingdom
Date of entry into office	:	29-09-2006

Name	:	Coutinho, Eric Paul
Date and place of birth	:	20-10-1951, ‘s-Gravenhage
Address	:	Ceintuurbaan 7, 1217HM Hilvereum
Date of entry into office	:	29-09-2006

Authorized signatory(signatories):

Name	:	Claasen, Theodoor Antonius Carel Maria
Date and place of birth	:	12-04-1945, Tilburg
Address	:	Heiligenboom 10, 5066CB Moergestel
Function and entry into office	:	Holder of power of attorney for signature, 01-06-1997
Title	:	Executive Vice President
Powers	:	See Dutch extract
Commencement (present) power of attorney	:	01-12-2004

12-12-2006		Page 00004 follows.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

File number: 17070622		Page 00004

Name	:	van Brussel, Godefridus Peter Maria
Date and place of birth	:	04-12-1947, Eindhoven
Address	:	De Regge 9, 5626GZ Eindhoven
Date of entry into office	:	15-05-1993
Title	:	Gemachtigde
Powers	:	See Dutch extract

Name	:	Dierick, Guido Rudolf Clemens
Date and place of birth	:	28-03-1959, Denekamp
Address	:	Floresstraat 5, 5631DD Eindhoven
Date of entry into office	:	01-03-2003
Title	:	Lid bestuur
Powers	:	See Dutch extract
Commencement (present) power of attorney	:	01-12-2004

Name	:	van der Zeeuw, Hendricus Cornelis Maria
Date and place of birth	:	27-11-1954, Leiden
Address	:	Goorstraat 9, 5613BL Eindhoven
Date of entry into office	:	22-07-2003
Title	:	Executive Vice President
Powers	:	See Dutch extract
Commencement (present) power of attorney	:	01-12-2004

Name	:	van Houten, Francois Adrianus
Date and place of birth	:	26-04-1960, Eindhoven
Address	:	Vondelstraat 93, 1054GM Amsterdam
Date of entry into office	:	01-11-2004
Title	:	Voorzitter bestuur
Powers	:	See Dutch extract
Commencement (present) power of attorney	:	01-12-2004

Name	:	van Bommel, Petrus Antonius Maria
Date and place of birth	:	21-01-1957, Geldrop
Address	:	Villapark 29, 5667HX Geldrop
Date of entry into office	:	01-09-2005
Title	:	Lid bestuur
Powers	:	See Dutch extract

Issued by the chamber of commerce

12-12-2006	:	Page 00005 follows.

[GRAPHIC] KAMER VAN KOOPHANDEL
OOST-BRABANT

File number: 17070622	Page 00005

Eindhoven, 12-12-2006
Extract has been produced at 14.15

For extract

/s/ Illegible
Mevrouw mr. W.A.M. te Lintelo
Sectorhoofd Bedrijvenregister

DE BRAUW
BLACKSTONE
WESTBROEK

[GRAPHIC]

STATUTENWIJZIGING
PHILIPS SEMICONDUCTORS INTERNATIONAL B.V.
(na statutenwijziging genaamd: NXP B.V.)

Op negenentwintig september tweeduizendzes verschijnt voor mij. Mr Johannes Daniel Maria Schoonbrood, notaris met plaats van vestiging te Amsterdam:

Mr Bart Sicco Veldkamp, kandidaat-notaris, werkzaam ten kantore van de naamloze vennootschap: De Brauw Blackstone Westbroek N.V., statutair gevestigd te ‘s-Gravenhage, met adres:

2596 AL ‘s-Gravenhage, Zuld-Hollandlaan 7, in de vestiging te Amsterdam, geboren te Haarlem op zesentwintig december negentienhonderdachtenvijftig.

De comparant verklaart dat op achtentwintig september tweeduizendzes door de algemene vergadering van aandeelhouders van de besloten vennootschap met beperkte aansprakelijkheid:

Philips Semiconductors International B.V., statutair gevestigd te Eindhoven en met adres: 5656 AG Eindhoven, High Tech Campus 60, is besloten de statuten van die vennootschap te wijzigen en de comparant te machtigen deze akte te doen verlijden

Ter uitvoering van die besluiten verklaart de comparant de statuten van de vennootschap zodanig te wijzigen, dat zij in hun geheel komen te luiden als voigt

STATUTEN:

Naam. Zetel.

Artikel 1.

De vennootschap draagt de naam: NXP B.V.

Zij is gevestigd te Eindhoven.

Doel.

Artikel 2.

De vennootschap heeft ten doel het deelnemen in, het op andere wijze een belang nemen in, het voeren van beheer over andere ondernemingen, van welke aard ook, het verlenen van diensten aan andere ondernmingen, van welke aard ook, voorts het financieren van derden, het op enigerlei wijze stellen van zekerheid of het zich verbinden voor verplichtingen van derden en tenslotte al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn.

Kapitaal an aandelen.

Artikel 3.

3.1.      Het maatschappelijk kapitaal van de vennootschap bedraagt eenennegentigduizend euro (EUR 91.000.-). Het is verdeeld in tweehonderd (200) aandelen van vierhonderd-vijfenvijftig euro (EUR 455,–) elk.

3.2.      De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.

[GRAPHIC]

3.3.      Er worden geen aandeelbewijzen uitgegeven.

3.4.      De vennootschap mag niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal of van certificaten daarvan, zekerheid stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden. De vennootschap mag leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan verstrekken tot ten hoogste het bedrag van haar uitkeerbare reserves. Een directiebesluit tot het verstrekken van een in de vorige zin bedoelde lening behoeft de goedkeuring van de algemene vergadering van aandeelhouders, hierna te noemen: de algemene vergadering. De vennootschap houdt een niet uitkeerbare reserve aan tot het uitstaande bedrag van de in dit lid bedoelde leningen.

3.5.      Is de som van het geplaatste kapitaal en de overige reserves die krachtens de wet moeten worden aangehouden, geringer dan het laatst vastgestelde wettelijk minimum-kapitaal, dan moet de vennootschap een reserve aanhouden ter grootte van het verschil.

Uitgifte van aandelen, Certificaten.

Artikel 4.

4.1.      De algemene vergadering besluit tot uitgifte van aandelen; de algemene vergadering stelt de koers en de verdere voorwaarden van uitgifte vast.

4.2.      Het vorige lid is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

4.3.      Uitgifte van aandelen geschiedt nimmer beneden pari.

4.4.      Uitgifte van aandelen geschiedt bij notariële akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

4.5.      De vennootschap is niet bevoegd haar medewerking te verlenen aan de uitgifte van certificaten van aandelen.

4.6.      Aan vruchtgebruikers van aandelen kan niet het aan die aandelen verbonden stemrecht worden toegekend.

4.7.      Op aandelen in het kapitaal van de vennootschap kan pandrecht worden gevestigd indien de vestiging is goedgekeurd door de algemene vergadering.

4.8.      Onder certificaathoudersrechten worden in deze statuten verstaan de krachtens de wet aan de houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen toegekende rechten, waaronder begrepen het recht tot algemene vergaderingen opgeroepen te worden, het recht die vergaderingen bij te wonen, het recht daarin het woord te voeren en het recht de opgemaakte jaarrekening, het jaarverslag en de daaraan toe te voegen overige gegevens ten kantore van de vennootschap in te zien en er kosteloos een afschrift van te verkrijgen.

4.9.      Waar hiema in deze statuten van certificaathouders wordt gesproken, worden daaronder verstaan de pandhouders die stemrecht hebben en de aandeelhouders die geen stemrecht hebben.

2

[GRAPHIC]

Storting op aandelen.

Artikel 5.

5.1.      Aandelen worden slechts tegen volstorting uitgegeven.

5.2.      Storting moet in geld geschieden voor zover niet een andere inbreng is overeengekomen.

5.3.      Storting in geld kan in vreemd geld geschieden indien de vennootschap daarin toestemt.

Voorkeursrecht.

Artikel 6.

6.1.      Bij uitgifte van aandelen heeft iedere aandeelhouder een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen, onverminderd het bepaalde in lid 2 en onverminderd het bepaalde in artikel 2:206a lid 1 tweede zin Burgerlijk Welboek.

Indien een aandeelhouder aan wie zodanig voorkeursrecht toekomt, daarvan niet of niet volledig gebrulk maakt, komt voor het vrijvallend gedeelte het voorkeursrecht op gelijke wijze toe aan de overige aandeelhouders.

Maken deze laatsten tezamen niet of niet volledig van het voorkeursrecht gebruik, dan is de algemene vergadering ten aanzien van het dan vrijvallend gedeelte vrij in de keuze van degenen aan wie uitgifte eventueel tegen een hogere koers - zal geschieden.

6.2.      Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van de algemene vergadering.

6.3.      Het voorkeursrecht is niet afzonderlijk vervreemdbaar.

6.4.      Indien ter zake van een uitgifte een voorkeursrecht  bestaat, stelt de algemene vergadering met inachtneming van het in dit artikel bepaalde bij het besluit tot uitgifte de wijze waarop en het tijdvak waarin het voorkeursrecht kan worden uitgeoefend, vast. Dat tijdvak beloopt ten minste vier weken na de dag van verzending van de in lid 5 bedoelde mededeling.

6.5.      De vennootschap doet mededeling aan alie aandeelhouders van een uitgifte met voorkeursrecht en van het tijdvak waarin dat kan worden uitgeoefend.

6.6.      Dit artkel is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Verkrijging en vervreemding van eigen aandelen.

Artikel 7.

7.1.      De directie kan, doch slechts met machtiging van de algemene vergadering, de vennootschap volgestorte aandelen in haar eigen kapitaal onder bezwarende titel doen verkrijgen indien:

a.        het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden;

b.        het nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal bedraagt.

Voor de geldigheid van de verkrijging is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap en uitkeringen uit winst of reserves aan ande-

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len, die zij en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is een verkrijging overeenkomstig dit lid niet toegestaan.

7.2.      Ten aanzien van vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal zijn de artikelen 4 en 6 van overeenkomstige toepassing, met deze uitzondering dat zodanige vervreemding ook beneden pari zal kunnen geschieden. Een besluit tot vervreemding van zodanige aandelen omvat de goedkeuring als bedoeld in artikel 2:195 lid 4 Burgerlijk Wetboek.

7.3.      Indien certificaten van aandelen in de vennootschap zijn uitgegeven, worden deze voor de toepassing van het bepaalde in lid 1 met aandelen gelijkgesteld.

7.4.      Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan een van hen de certificaten houdt. De pandhouder van een aandeel dat aan de vennootschap of een dochtermaatschappij toebehoort, is evenwel niet van het stemrecht uitgesloten indien het pandrecht was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht heeft.

Bij de vaststelling in hoeverre de aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvoor op grond van het in dit lid en/of in de wet bepaalde geen stem kan worden uitgebracht.

7.5.      Bij de berekening van de verdeling van een voor uitkering op aandelen bestemd bedrag tellen de aandelen die de vennootschap in haar kapitaal houdt niet mee.

Kapitaalvermindering.

Artikel 8.

8.1.      De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van de aandelen bij statutenwijziging te verminderen, mits het geplaatste kapitaal niet kleiner wordt dan het ten tijde van het besluit laatst vastgestelde wettelijk minimumkapitaal.

8.2.      Intrekking van aandelen kan slechts betreffen aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt.

8.3.      Vermindering van het bedrag van aandelen zonder terugbetaling dan wel gedeeltelijke terugbetaling op aandelen moet naar evenredigheid op alle aandelen geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle aandeelhouders.

8.4.      De oproeping lot een algemene vergadering waarin een in dit artikel genoernd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van het uitvoering. In het besluit tot kapitaalvermindering moeten de aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld. De vennootschap legt een besluit tot vermindering van het geplaatste kapitaal neer ten kantore van het handelsregister en kondigt de nederlegging aan in een landelijk verspreid dagblad.

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Aandeelhoudersregister.

Artikel 9.

9.1.      De directie houdt een register waarin de namen en adressen van alle aandeelhouders worden opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, het aantal door hen gehouden aandelen, de datum van de erkenning of betekening, alsmede van het op ieder aandeel gestorte bedrag en van alle andere gegevens die daarin krachtens de wet moelen worden opgenomen.

9.2.      Het register wordt regelmatig bijgehouden.

9.3.      De directie verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker en een pandhouder om niet een uittreksel uit het register met betrekking tot zijn recht op een aandeel. Rust op het aandeel een pandrecht, dan vermeldt het uittreksel aan wie de certificaathoudersrechten toekomen.

9.4.      De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders, alsmede van de pandhouders die de certificaathoudersrechten hebben.

Artikel 10.

Iedere aandeelhouder, vruchtgebruiker en pandhouder is verplicht aan de directie zijn adres op te geven.

Gemeenschap.

Artikel 11.

Indien aandelen tot een gemeenschap behoren, kunnen de gezamenlijke deelgenoten zich slechts door een schriftelijk door hen daartoe aangewezen persoon tegenover de vennootschap doen vertegenwoordigen. De gezamenlijke deelgenoten kunnen ook meer dan een persoon aanwijzen. De gezamenlijke deelgenoten kunnen - mits eenstemmig - bij de aanwijzing of later bepalen dat, indien een deelgenoot dat verlangt, een zodanig aantal stemmen overeenkomstig zijn aanwijzing zal worden uitgebracht als overeenkomt met het gedeelte waarvoor hij in de gemeenschap is gerechtigd.

Oproepingen en mededelingen.

Artikel 12.

12.1.    Oproepingen en mededelingen geschieden bij al dan niet aangetekende brief of bij deurwaardersexploit.

Indien het betreft oproepingen en mededelingen aan aandeelhouders en certificaathouders, geschieden deze aan de laatstelijk aan de directie opgegeven adressen. Betreft het mededelingen door aandeelhouders of door certificaathouders aan de directie of aan de raad van commissarissen, dan geschieden deze aan het kantoor van de vennootschap.

12.2.    Als datum van een oproeping of mededeling geldt de datum van het stempel van het bewijs van terpostbezorging van de aangetekende brief respectievelijk van verzending door de vennootschap respectivelijk van de dag van betekening van het deuwaardersexploit.

12.3.    Mededelingen die krachtens de wet of de statuten aan de algemene vergadering moeten worden gericht, kunnen geschieden door opneming in de oproepingsbrieven.

Wijze van levering van aandelen.

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Artikel 13.

De levering van aandelen of van een recht van vruchtgebruik op aandelen, dan wel de vestiging of afstand van een recht van vruchtgebruik of van een pandrecht op aandelen, geschiedt bij notariele akle met inachtneming van het bepaalde in artiktel 2:196 Burgerlijk Wetboek.

Behoudens in het geval dal de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan de aandelen verbonden rechten eerst worden uitgeoefend nadat:

a.         de vennootschap de rechtshandeling heeft erkend:

b.        de akte aan de vennootschap is betekend: of

c.         de vennootschap de rechtshandeling eigener beweging heeft erkend door inschrijving in het aandeelhoudersregister.

alles met inachtneming van het bepaalde in de artikelen 2:196a en 2:196b Burgerlijk Wetboek.

Blokkeringsregeling.

Artikel 14.

Een aandeelhouder kan een of meer van zijn aandelen overdragen met inachtneming van de artikelen 15 tot en met 20. Indien de vennootschap door haar verkregen aandelen in haar eigen kapitaal wil overdragen, zijn de artikelen 15 tot en met 20 niet van toepassing.

Artikel 15.

Een aandeelhouder heeft voor de overdracht van aandelen de goedkeuring van de algemene vergadering nodig.

Artikel 16.

De algemene vergadering neemt binnen zes weken nadat de aandeelhouder het verzoek om goedkeuring heeft gedaan, een besluit op dat verzoek. indien zij dat niet doet, wordt de goedkeuring geacht te zijn verleend.

Artikel 17.

De goedkeuring wordt eveneens geacht te zijn verleend, indien de algemene vergadering niet gelijktijdig met de weigering van de goedkeuring aan de aandeelhouder opgave doet van een of meer door haar aangewezen gegadigden die bereid zijn de over te dragen aandelen tegen contante betaling te kopen, voor de prijs die wordt vastgestld met inachtneming van artikel 19. De vennootschap zelf kan slechts met instemming van de aandeelhouder gegadigde zijn.

Artikel 18.

De overdracht moet plaatsvinden binnen drie maanden nadat de goedkeuring is verleend of wordt geacht te zijn verleend.

Artikel 19.

De aandeelhouder en de aangewezen gegadigde(n) stellen in onderling overleg de prijs van de aandelen vast. Indien zij geen overeenstemming bereiken over de prijs, wordt deze vastgesteld door een onafhankelijke deskundige die in onderling overleg wordt aangewezen door de directie en de aandeelhouder. Indien de directie en de aandeelhouder geen overeenstemming bereiken over deze aanwijzing, wordt de onafhankelijke deskundige aangewezen door de voorzitter van de kamer van koophandel en fabrieken die bevoegd is tot inschrijving van de vennootschap in het handelsregister.

Artikel 20.

Vanaf het moment dat de door de onafhankelijke deskundige vastgestelde prijs is meegedeeld

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aan de aandeelhouder, is hij gedurende een maand vrij te beslissen of hij zijn aandelen aan de gegadigde(n) zal overdragen.

Bestuur Toezicht op bestuur.

Artikel 21.

21.1.    De vennootschap wordt bestuurd door een directie, onder toezicht van een raad van commissarissen.

De directie bestaat uit ten minste drie doch niet meer dan zeven directeuren. De algemane vergadering bepaalt het aantal directeuren. De raad van commissarissen bestaat uit ten minste drie doch niet meer dan tien commissarissen. Een van de te benoemen commissarissen heeft de functie van president-commissaris. De algemene vergadering bepaalt het aantal commissarissen.

Een rechtspersoon kan wel tot directeur maar niet tot commissaris worden benoemd.

21.2.    De president-commissaris wordt benoemd door KASLION Holding B.V., thans statutair gevestigd te Amsterdam, en Koninklijke Philips Electronics N.V., statutair gevestigd te Eindhoven, gezamenlijk.

De president-commissaris kan te allen tijde worden geschorst en ontslagen door degenen die hem hebben benoemd gezamenlijk. Directeuren en de overige commissarissen worden benoemd door de algemene vergadering. De algemene vergadering kan hen te allen tijde schorsen en ontslaan.

De raad van commissarissen is te allen tijde bevoegd een directeur te schorsen.

21.3.    Bij een voordracht tot benoeming van een commissaris worden van de kandidaat mede gedeeld zijn leeftijd, zijn beroep, het bedrag aan door hem gehouden aandelen in het kapitaal van de vennootschap en de betrekkingen die hij bekleedt of die hij heeft bekleed voor zover die van belang zijn in verband met de vervulling van de taak van een commissaris. Tevens wordt vermeld aan welke rechtspersonen hij reeds als commissaris is verbonden waarbij, indien zich daaronder rechtspersonen bevinden die tot eenzelfde groep behoren, met de aanduiding van die groep kan worden volstaan.

De voordracht tot benoeming van een commissaris wordt met redenen omkleed. Bij herbenoeming wordt rekening gehouden met de wijze waarop de kandidaat zijn taak als commissaris heeft vervuld.

21.4.   Indien hetzij de algemene vergadering hetzij de raad van commissarissen een directeur heeft geschorst, dan wel indien de algemene vergadering een commissaris, niet zijnde de president-commissaris, heeft geschorst, dient de algemene vergadering binnen drie maanden na ingang van de schorsing te besluiten hetzij tot ontslag hetzij tot opheffing of handhaving van de schorsing; bij gebreke daarvan vervalt de schorsing. Indien degenen die de president-commissaris hebben benoemd, hem hebben geschorst, dienen zij binnen drie maanden na ingang van de schorsing te besluiten hetzij tot ontslag hetzij tot opheffing of handhaving van de schorsing; bij gebreke daarvan vervalt de schorsing. Een besluit tot handhaving van de schorsing kan slechts eenmaal worden genomen en de schorsing kan daarbij ten hoogste worden gehandhaafd voor drie maanden, ingaande op de dag waarop hel besluit tot handhaving is genomen.

Een geschorste directeur of een geschorste commissaris, niet zijnde de president-commissaris, wordt in de gelegenheid gesteld zich in de algemene vergadering te

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verantwoorden en zich daarbij door een raadsman te doen bijstaan.

21.5.    Ingeval van belet of ontstentenis van een of meer directeuren zijn de overblijvende directeuren of is de enig overblijvende directeur tijdelijk met het bestuur belast.

Ingeval van belet of ontstentenis van alle directeuren of de enige directeur is de raad van commissarissen tijdelijk met het bestuur belast; de raad van commissarissen is alsdan bevoegd om een of meer tijdelijke bestuurders aan te wijzen. Ingeval van ontstentenis neemt de raad van commissarissen zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

Artikel 22.

22.1.    De raad van commissarissen stelt de arbeidsvoorwaarden van de directeuren vast.

22.2.    De algemene vergadering kan aan een of meer commissarissen een beloning toekennen. Kosten worden hun vergoed.

22.3.    Voorzover uit de wet niet anders voortvloeit, worden aan directeuren en commissarissen en aan voormalige directeuren en commissarissen vergoed:

a.        de redelijke kosten van het voeren van verdediging tegen aanspraken wegens een handelen of nalaten in de uitoefening van hun functie of van een andere functie die zij op verzoek van de vennootschap vervullen of hebben vervuld:

b.        eventuele schadevergoedingen or boetes die zij verschuldigd zijn wegens een hierboven onder a vermeld handelen of nalaten:

c.        de redelijke kosten van het optreden in andere rechtsgedingen waarin zij als directeur of commissaris of als voormalige directeur of commissaris zijn betrokken met uitzondering van de gedingen waarin zij hoofdzakelijk een eigen vordering geldend maken.

Een betrokkene heeft geen aanspraak op de vergoeding als hiervoor bedoeld indien en voorzover (i) door de Nederlandsa rechter bij gewijsde is vastgesteld dat het handelen of nalaten van de betrokkene kan worden gekenschetst als opzettelljk, bewust roeketoos of emstig verwijtbaar, tenzij uit de wet anders voortvioeit of zulks in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn of (ii) de kosten of het vermogensverlies van de betrokkene is gedekt door een verzekering en de verzekeraar deze kosten of dit vermogensverlies heeft uitbetaald. De vennootschap kan ten behoeve van de betrokkenen verzekeringen tegen aansprakelijkheid afsluiten.

De raad van commissarissen kan ten aanzien van directeuren en de directie kan ten aanzien van commissarissen al dan niet bij overeenkomst nadere uitvoering geven aan het vorenstaande.

Directie.

Artikel 23.

23.1.    De directie kan, met inachtneming van deze statuten, een reglement opstellen, waarin aangelegenheden, haar intern betreffende, worden geregeld. Voorts kunnen de directeuren, al dan niet bij reglement, hun werkzaamheden onderling verdelen.

23.2.    De directie vergadert zo dikwijls een directeur het verlangt. Zij besluit bij volstrekte meerderheid van de uitgebrachte stemmen.

Bij staking van stemmen is het voorstel verworpen.

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23.3.    De directie kan ook buiten vergadering besluiten nemen, mits dit schriftelijk, per telefax of per een ander in het maatschappelijk verkeer voor schriftelijke vastlegging gebruikelijk communicatiemiddel geschiedt en alle directeuren zich voor het desbetreffende voorstel uitspreken.

23.4.    De raad van commissarissen kan in zijn daartoe strekkend besluit duidelijk te omschrijven directiebesluiten aan zijn goedkeuring onderwerpen.

De raad van commissarissen deelt een dergelijk besluit onverwijld aan de directie mee.

Vertegenwoordiging.

Artikel 24.

24.1.    De directie is bevoegd de vennootschap te vertegenwoordigen. Indien er meer dan een directeur in functie is, kan de vennootschap ook worden vertegenwoordigd door twee directeuren gezamenlijk handelend.

24.2.    Indien een directeur een belang heeft dat strijdig is met dat van de vennootschap, kan de vennootschap, met inachtneming van het in het eerste lid bepaalde, ter zake worden vertegenwoordigd hetzij door een van de andere directeuren hetzij door een door de raad van commissarissen aan te wijzen commissaris, alles tenzij de algemene vergadering daartoe een persoon aanwijst of de wet op andere wijze in de aanwijzing voorziet. Zodanige persoon kan ook zijn de directeur te wiens aanzien het strijdig belang bestaat.

Procuratiehouders.

Artikel 25.

De directie kan aan een of meer personen, al dan niet in dienst van de vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegdheid verlenen. Tevens kan de directie aan personen als in de vorige zin bedoeld, alsook aan andere personen, mits in dienst van de vennootschap, zodanige titel toekennen als zij zal verkiezen.

Raad van commissarissen.

Artikel 26.

26.1.    Het toezicht op het beleid van de directie en op de algemene gang van zaken in de vennootschap en de met haar verbonden ondememing wordt uitgeoefend door de raad van commissarissen. Hij staat de directie met raad ter zijde. Bij de vervulling van hun taak richten de commissarissen zich naar het belang van de vennootschap en de met haar verbonden ondememing. De directie verschaft de raad van commissarissen tijdig de voor de uitoefening van zijn taak noodzakelijke gegevens.

26.2.    De raad van commissarissen benoemt uit of buiten zijn midden, een secretaris. Bovendien kan de raad van commissarissen uit zijn midden een of meer gedelegeerde commissarissen benoemen die belast zijn met het onderhouden van een meer regelmaltig contact met de directie; van hun bevindingen brengen zij aan de raad van commissarissen verslag uit. De functies van president-commissaris en gedelegeerd commissaris zijn verenigbaar.

26.3.    De raad van commissarissen kan met inachtneming van deze statuten een reglement opstellen, waarin de verdeling van zijn taak over de verschillende commissarissen en verschillende commissies wordt geregeld.

26.4.    De raad van commissarissen kan bepalen dat een of meer van zijn leden toegang zullen

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hebben tot alle bedrijfsruimten van de vennootschap en bevoegd zullen zijn inzage te nemen van alle boeken, correspondentie en andere bescheiden en kennis te nemen van alle handelingen die plaats hebben gehad, dan wel een gedeelte van deze bevoegdheden zullen kunnen uitoefenen.

Artikel 27.

27.1.           De raad van commissarissen vergadert zo dikwijls een van zijn leden het verzoekt. Hij besluit bij volstrekte meerderheid van de uitgebrachte stemmen.

Bij staking van stemmen is het voorstel verworpen.

27.2.           Behoudens het in lid 3 bepaalde, kan de raad van commissarissen geen besluiten nemen wanneer niet de meerderheid van de leden aanwezig is.

27.3.           De raad van commissarissen kan ook buiten vergadering besluiten nemen, mits dit schriftelijk, per telefax of per een ander in het maatschappelijk verkeer voor schriftelijke vastlegging gebruikelijk communicatiemiddel geschiedt en geen van de commissarissen zich tegen deze wijze van besluitvorming heeft verzet.

Een dergelijk besluit wordt aangetekend in het notulenregister van de raad van commissarissen, dat door de secretaris van die raad wordt gehouden; de bescheiden waaruit van het nemen van een dergelijk besluit blijkt, worden bij het notulenregister bewaard.

27.4.           De directeuren zijn, indien zij daartoe worden uitgenodigd, verplicht de vergaderingen van de raad van commissarissen bij te wonen en aldaar alle door die raad verlangde inlichtingen te verstrekken.

27.5.           De raad van commissarissen kan op kosten van de vennootschap adviezen inwinnen die de raad van commissarissen voor een juiste uitoefening van zijn taak wenselijk acht.

27.6.           Indien het aantal commissarissen in functie minder dan drie bedraagt geldt de raad als volledig samengesteld, met dien verstande dat, indien er slechte een commissaris in functie is, deze alle rechten en verplichtingen heeft bij de wet en bij deze statuten toegekend en opgelegd aan de raad van commissarissen en de president-commissaris.

Algemene vergaderingen.

Artikel 28.

28.1.           De jaarlijkse algemene vergadering wordt binnen zes maanden na afloop van het boekjaar gehouden.

28.2.           De agenda voor deze vergadering bevat in ieder geval de volgende onderwerpen:

a.                         de behandeling van het schriftelijke jaarverslag van de directie omtrent de zaken van de vennootschap en het gevoerde bestuur;

b.                        de vaststelling van de jaarrekening en - met inachtneming van artikel 35 - de bepaling van de winstbestemming;

c.                         de verlening van decharge aan directeuren voor hun bestuur over het afgelopen boekjaar en aan commissarissen voor hun toezicht daarop.

De hiervoor bedoelde onderwerpan behoeven op die agenda niet te worden opgenomen indien de termijn voor het opmaken van de jaarrekening en het overleggen van het jaarverslag is verlengd of een voorstel daartoe op die agenda is geplaatst; het sub a bedoelde onderwerp behoeft evenmin op die agenda te worden opgenomen indien artikel 2:391 Burgerlijk Wetboek niet voor de vennootschap geldt.

In de jaarlijkse algemene vergadering wordt voorts behandeld hetgeen met inachtne-

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ming van artikel 29 leden 2 en 3 verder op de agenda is geplaatst.

28.3.           Een algemene vergadering wordt bijeengeroepen zo dikwijls de directie of de raad van commissarissen het wenselijk acht.

Bovendien zal een algemene vergadering worden bijeengeroepen zodra een of meer personen, tezamen gerechtigd tot het uitbrengen van ten minste een tiende gedeelte van het totaal aantal stemmen dat kan worden uitgebracht, dit onder mededeling van de te behandelen onderwerpen aan de directie en aan de raad van commissarissen verzoeken.

Artikel 29.

29.1.           De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap haar statutaire zetel heeft of te Amsterdam, Den Haag, Rotterdam of Haarlemmermeer (Schiphol).

In een elders gehouden algemene vergadering kunnen slechts geldige besluiten worden genomen indien het gehele geplaatste kapitaal is vertegenwoordigd en alle certicaathouders aanwezig of vertegenwoordigd zijn.

29.2.           Aandeelhouders en certificaathouders worden tot de algemene vergadering opgeroepen door de directie, de raad van commissarissen, een directeur of een commissaris. Indien in het geval als bedoeld in de tweede zin van artikel 28 lid 3 noch een directeur noch een commissaris de algemene vergadering zodanig bijeenroept dat zij binnen vier weken na het verzoek wordt gehouden, is ieder van de verzoekers zelf tot bijeenroeping bevoegd, met inachtneming van het daaromtrent in deze statuten bepaalde. Bij de oproeping worden de te behandelen onderwerpen steeds vermeld.

29.3.           De oproeping geschiedt niet later dan op de vijftiende dag voor die de vergadering. Was die termijn korter of heeft de oproeping niet plaatsgehad, dan kunnen geen wettige besluiten worden genomen, tenzij het besluit met algemene stemmen wordt genomen in een vergadering waarin het gehele geplaatste kapitaal is vertegenwoordlgd en alle certificaathouders aanwezig of vertegenwoordigd zijn.

Ten aanzien van onderwerpen die niet in de oproepingsbrief of in een aanvullende oproepingsbrief met inachtneming van de voor oproeping gestelde termijn zijn aangekondigd, vindt het bepaalde in de vorige zin overeenkomstige toepassing.

Artikel 30.

30.1.           De algemene vergadering benoemt zelf haar voorzitter. De voorzitter wijst de secretaris aan.

30.2.           Tenzij van het ter vergadering verhandelde een notarieel proces-verbaal wordt opgemaakt, worden daarvan notulen gehouden. Notulen worden vastgesteld en ten blijke daarvan getekend door de voorzitter en de secretaris van de desbetreffende vergadering dan wel vastgesteld door een volgende vergadering; in het laatste geval worden zij ten blijke van vaststelling door de voorzitter en de secretaris van die volgende vergadering ondertekend.

30.3.           De voorzitter van de vergadering en voorts iedere directeur en iedere commissaris kan te allen tijde opdracht geven tot het opmaken van een notarieel proces-verbaal op kosten van de vennootschap.

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Artikel 31.

31.1.           In de algemene vergadering geeft ieder aandeel recht op het uitbrengen van een stem. Blanco stemmen en ongeldige stemmen worden als niet uitgebracht aangemerkt.

31.2.           Besluiten worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen.

31.3.           De voorzitter bepaalt de wijze van stemming, met dien verstande dat, indien een van de stemgerechtigde aanwezigen dit verlangt, stemming over benoeming, schorsing en ontslag van personen bij gesloten ongetekende briefjes geschiedt.

31.4.           Bij staking van stemmen over benoeming van personen komt geen besluit tot stand. Bij staking van stemmen over andere onderwerpen is het voorstel verworpen, onverminderd het bepaalde in artikel 35 lid 2.

31.5.           ledere certificaathouder is bevoegd de algemene vergaderingen bij te wonen en daarin het woord te voeren, maar heeft niet het recht stem uit te brengen, met dien verstande dat dit laatste niet geldt voor pandhouders van aandelen die stemrecht hebben.

31.6.           Aandeelhouders en certificaathouders kunnen zich ter vergadering door een schriftelljk gevolmachtigde doen vertegenwoordigen.

31.7.           De directeuren en de commissarissen zijn bevoegd de algemene vergaderingen bij te wonen en hebben als zodanig in de algemene vergaderingen een raadgevende stem.

Artikel 32.

32.1.           Aandeelhouders en pandhouders van aandelen aan wie het stemrecht toekomt kunnen alle besluiten die zij in vergadering kunnen nemen, buiten vergadering nemen. De directeuren en de commissarissen worden in de gelegenheld gesteld over het voorstel advies uit te brengen, tenzij dit in de gegeven omsandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn.

Een besluit buiten vergadering is slechts geldig indien alle stemgerechtigden schrifelijk, telegrafisch, per telex of per telecopier ten gunste van het desbetreffende voorstel stem hebben uitgebracht.

Degenen dle buiten vergadering een besluit hebben genomen, doen van het aldus genomen besluit onverwijld mededeling aan de directie alsook aan de president- commissaris.

32.2.           Van een besluit als bedoeld in lid 1 maakt een directeur in het notulenregister van de algemene vergadering melding; die vermelding wordt in de eerstvolgende algemene vergadering door de voorzitter van die vergadering voorgelezen. Bovendien worden de bescheiden waaruit van het nemen van een zodanig besluit blijkt, bij het notulenregister van de algemene vergadering bewaard, en wordt zodra het besluit is genomen, daarvan mededeling gedaan aan degenen die het besluit hebben genomen.

Boekjaar, Jaarrekening

Artikel 33.

33.1              Het boekjaar is gelijk aan het kalenderjaar.

33.2              Jaarlijks binnen vijf maanden na afloop van elk boekjaar – behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden – maakt de directie een jaarrekening op en legt zij deze voor de aandeelhouders en certificaathouders ter inzage ten kantore van de vennootschap. De jaarrekening gaat vergezeld van de verklaring van de accountant bedoeld in artikel 34, zo de daar bedoelde opdracht is verstrekt, van het jaarverslag, tenzij artikel 2:391

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Burgerlijk Wetboek niet voor de vennootschap geldt, en van de in artikel 2:392 lid 1 Burgerlijk Wetboek bedoelde overige gegevens, voor zover het in dat lid bepaalde op de vennootschap van toepassing is. De jaarrekening wordt ondertekend door alle directeuren en alle commissarissen; ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgaaf van de reden melding gemaakt

33.3.           De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de in lid 2 bedoalde overige gegevens vanaf de dag van de oproeping tot de algemene vergadering bestemd tot hun behandeling, ten kantore van de vennootschap aanwezig zijn. De aandeelhouders en certificaathouders kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verkrijgen.

33.4.           Indien de vennootschap overeenkomstig artikel 34 lid 1 verplicht is opdracht tot onderzoek van de jaarrekening aan een accountant te verlenen en de algemene vergadering geen kennis heeft kunnen nemen van de verklaring van die accountant, kan de jaarrekening niet worden vastgesteld, tenzij onder de overige gegevens bedoeld in lid 2 twee de zin een wettige grond wordt meegedeeld waarom die verklaring ontbreekt.

33.5.           Indien de jaarrekening gewijzigd wordt vastgesteld, is een afschrift van de gewijzigde jaarrekening kosteloos voor de aandeelhouders en certificaathouders verkrijgbaar.

Accountant.

Artikel 34.

34.1.           De vennootschap kan aan een accountant als bedoeld in artikel 2:393 Burgerlijk Wetboek de opdracht verlenen orn de door de directie opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in lid 3 van dat artikel, met dien verstande dat de vennootschap daartoe gehouden is indien de wet dat verlangt. Indien de wet niet verlangt dat de in de vorige zin bedoelde opdracht wordt verleend, kan de vennootschap een opdracht tot onderzoek van de opgemaakte jaarrekening ook aan een andere deskundige verlenen: zodanige deskundige wordt hierna ook aangeduid als; accountant.

Tot het verlenen van de opdracht is de algemene vergadering bevoegd. Gaat deze daartoe niet over, dan is de raad van commissarissen bevoegd of, zo tijdelijk geen commissarissen in functie zijn of de raad van commissarissen in gebreke blijkt, de directie.

De aan de accountant verleende opdracht kan te allen tijde worden ingetrokken door de algemene vergadering alsook door degene die de opdracht heeft verleend; de door de directie verleende opdracht kan bovendien door de raad van commissarissen worden ingetrokken.

De accountant brengt omtrent zijn onderzoek verslag uit aan de raad van commissarissen en de directie en geeft de uitslag van zijn onderzoek in een verklaring weer.

34.2.           Zowel de directie als de raad van commissarissen kan aan de accountant of aan een andere accountant op kosten van de vennootschap opdrachten verstrekken.

Winst en verties.

Artikel 35.

35.1.           Uitkering van winst ingevolge het in dit artikel bepaalde geschiedt na vaststelling van de

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jaarrekening waaruit blijkt dat zij geoorloofd is.

35.2.           De winst staat ter vrije beschikking van de algemene vergadering. Bij staking van stemmen over uitkering of reservering van winst wordt de winst waarop het voorstel betrekking heeft gereserveerd.

35.3.           De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voor zover haar eigen vermogen groter is dan het bedrag van het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

35.4.           Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voor zover de wet dat toestaat.

Artikel 36.

36.1.           Dividenden zijn opeisbaar vier weken na vaststelling, tenzij de algemene vergadering daartoe op voorstel van de directie een andere datum bepaalt.

36.2.           Dividenden welke binnen vijf jaren na de aanvang van de tweede dag waarop zij opeisbaar zijn geworden, niet in ontvangst zijn genomen, vervallen aan de vennootschap.

36.3.           De algemene vergadering kan besluiten dat dividenden geheel of gedeelteijk in een andere vorm dan in contanten zullen worden uitgekeerd.

36.4.           Onvermindered het bapaalde in artikel 35 lid 3 kan de algemene vergadering besluiten tot gehele of gedeeltelijke uitkering van reserves.

36.5.           Onverminderd het bepaalde in artikel 35 lid 3 wordt, indien de algemene vergadering op voorstel van de directie dat bepaalt, een tussentijdse ultkering gedaan.

Vereffening

Artikel 37

37.1.           Indien de vennotschap wordt ontbonden ingevolge een besluit van de algemene vergadering, worden de directeuren vereffenaars van haar vermogen, onder toezicht van de raad van commissarissen, indien en voor zover de algemene vergadering niet een of meer andere vereffenaars benoernt.

37.2.           De algemene vergadering stelt de beloning van de vereffenaars en van degenen die met het toezicht op de vereffening belast zijn, vast.

37.3.           De vereffening geschiedt met inachtneming van de wettelijke bepalingen. Tijdens de vereffening blijven deze statuten voor zover mogelijk van kracht.

37.4.           Hetgeen na voldoening van alle schulden van het vermogen van de vennootschap is overgebleven, wordt verdeeld tussen de aandeelhouders naar verhoudlng van het nominale bedrag van hun aandelenbezit.

37.5.           Nadat de venootschap heeft opgehouden te bestaan, blijven haar boeken, bescheiden en andere gegevensdragers gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

Overgangsbepaling.

Artikel 38.

38.1.           De algemene vergadering kan besluiten tot het instellen van de raad van commissarissen. De raad van commissarissen treedt in functie met ingang van de dag van nederlegging van zodanig besluit ten kantore van het handelsregister. Indien op grond van het in dit lid bepaalde de raad van commissarissen is ingesteld, zijn

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op de raad van commissarissen en zijn leden de artikelen 21, 22, 23, 26 en 27 van toepassing; overige bepalingen in deze statuten omtrent de raad van commissarissen en/of zijn leden gelden slechts indien de raad van commissarissen is ingesteld.

38.2.           Dit artikel vervalt tezamen met zijn opschrift nadat de raad van commissarissen is ingesteld.

De vereiste ministeriële verklaring van geen bezwaar is verleend op negentien september twee duizendzes, nummer B.V. 400.135.

De ministeriële verklaring van geen bezwaar en het stuk waaruit blijkt van de in de aanhef van deze akte vermelde besluiten worden aan deze akte gehecht.

Waarvan deze akte in minuut wordt verleden te Amsterdam, op de datum in het hoofd van deze akte vermeld.

Na mededeling van de zakelijke inhoud van de akte, het geven van een toelichting daarop en na de verklaring van de comparant van de inhoud van de akte te hebben kennisgenomen en met beperkte voorlezing in te stemmen, wordt deze akte onmiddellijk na voorlezing van die gedeelten van de akte, waarvan de wet voorlezing voorschrijft, door de comparant, die aan mij, notaris, bekend is, en mij, notaris, ondertekend, om negen uur zeventien minuten. (get.): B.S. Veldkamp, J.D.M. Schoonbrood.

UITGEGEVEN VOOR AFSCHRIFT

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15

UNOFFICIAL TRANSLATION

AMENDMEMT OF THE ARTICLES OF ASSOCIATION OF

PHILIPS SEMICONDUCTORS INTERNATIONAL B.V.

(after amendment named: NXP B.V.)

On the twenty-ninth day of September two thousand and six appears before me, Johannes Daniel Maria Schoonbrood, notaris (civil-law notary) practising in Amsterdam:

Bart Sicco Veldkamp, kandldaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlsan 7, at the office in Amsterdam, born in Haarlem on the twenty-sixth day of December nineteen hundred and fifty-eight. The person appearing declares that on the twenty-eighth day of September two thousand and six the general meeting of shareholders of Philips Semiconductors International B.V., a private company with limited liability, with corporate seat in Eindhoven and address at: 5656 AG Eindhoven, High Tech Campus 60, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that he amends the company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name, Corporate seat.

Article 1.

The name of the company is: NXP B.V.

Its corporate seat is in Eindhoven.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other business enterprises of whatever nature, furthermore to finance third parties. In any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital and shares.

Article 3.

3.1.                 The authorised share capital of the company amounts to ninety-one thousand euro (EUR 91,000). It is divided into two hundred (200) shares of four hundred and fifty-five euro (EUR 455).

3.2.                 The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3.          No share certificates shall be issued.

3.4.                 In respect of the subscription for or acquisition of shares in its share capital or depositary receipts for such shares by other persons, the company may neither grant security rights, give a guarantee as to the price of the shares or of the depositary receipts, grant guarantees in any other manner, nor bind itself either jointly or severally in addition to or for other persons.

The company may make loans in respect of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares up to an amount not exceeding the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

3.5.                 If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares. Depositary receipts.

Article 4.

4.1.                 Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.                 The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.                 Shares shall never be issued at a price below par.

4.4.                 Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

4.5.                 The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.6.                 The voting rights on shares may not be conferred on holders of a right of usufruct on such shares.

4.7.                 Shares in the share capital of the company may be pledged if the establishment of the pledge is approved by the general meeting.

4.8.                 For the purpose of these articles of association, rights of holders of depositary receipts shall mean the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company, such as inter alia the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the managing board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost.

4.9.                 Where hereinafter used in these articles of association, holders of depositary receipts shall refer to holders of a right of pledge with voting rights and to shareholders with no voting rights.

Payment for shares.

Article 5.

5.1.                 Shares shall only be issued against payment in full.

5.2.                 Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.                 Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emption rights.

Article 6.

6.1.                 Upon issue of shares, each shareholder shall have a pre-emption right in proportion to the aggregate amount of his shares, subject to the provisions of paragraph 2 and subject to the provisions set out in section 2:206a subsection 1 second sentence of the Civil Code.

Should a shareholder who is entitled to a pre-emption right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed.

If the latter collectively do not or do not fully exercise their pre-emption rights, then the general meeting shall be free to decide to whom the shares which have not been claimed shall be issued and such issue may be made at a higher price.

6.2.                 Pre-emption rights may be limited or excluded by resolution of the general meeting for each specific issue.

6.3.                 Pre-emption rights may not be separately disposed of.

6.4.                 If pre-emption rights exist in respect of an issue of shares, the general meeting shall determine, with due observance of the provisions set out in this article and simultaneously with the resolution to issue shares, the manner in which and the period within which such pre-emption rights may be exercised. Such period shall be at least four weeks from the date the notification referred to in paragraph 5 hereof is sent.

6.5.                 The company shall notify all shareholders of an issue of shares in respect of which pre-emption rights exist and of the period of time within which such rights may be exercised.

6.6.                 This article shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Acquisition and disposal of shares.

Article 7.

7.1.                 Subject to authorisation by the general meeting, the managing board may cause the company to acquire fully paid up shares in its own share capital for a consideration, provided:

a.                         the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.                        the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date. No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.                 Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

7.3.                 If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 1.

7.4.                 In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company. Nonetheless, the holder of a right of pledge on a share held by the company or a subsidiary company is not excluded from the right to vote such share, if the right of pledge was granted prior to the time such share was held by the company or such subsidiary company. Neither the company nor a subsidiary company may cast votes in respect of a share on which it holds a right of pledge.

Where this paragraph 7.4 and/or the law excludes shares from voting, those shares shall not be taken into account when determining the extent to which shareholders cast votes, are present or represent or the share capital is provided or represented.

7.5.                 Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital.

Article 8.

8.1.                 The general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

8.2.                 Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.                 Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares. The pro rata requirement may be waived with the consent of all shareholders.

8.4.                 The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders register.

Article 9.

9.1.                 The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.                 The register shall be kept up to date.

9.3.                 Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share. If a share is encumbered with a right of pledge, the extract shall specify who is entitled to the rights of holders of depositary receipts.

9.4.                 The managing board shall make the register available at the office of the company for inspection by the shareholders, as well as by the holders of a right of pledge who are entitled to the rights of holders of depositary receipts.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall give his address to the managing board.

Joint holding.

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose. The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Notices of meetings and notifications.

Article 12.

12.1.           Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders and holders of depositary receipts shall be sent to the addresses most recently given to the managing board. Notifications by shareholders or by holders of depositary receipts to the managing board or to the supervisory board shall be sent to the office of the company.

12.2.           The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3.           Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

Transfer of shares.

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.                          the company has acknowledged the transaction;

b.                         the deed has been served upon the company; or

c.                          the company has acknowledged the transaction on its own initiative by recording the same in the shareholders register,

all in accordance with the provisions set out in sections 2:196a and 2:196b of the Civil Code.

Restrictions on the transfer of shares.

Article 14.

A shareholder may transfer one or more of his shares in accordance with articles 15 to 20. In the event that the company wishes to transfer any shares it has acquired in its own capital, articles 15 to 20 shall not apply.

Article 15.

The transfer of share by a shareholder shall require the approval of the general meeting.

Article 16.

The general meeting shall decide on the request for approval within six weeks after such request having been made. Failing this, the approval shall be deemed to have been granted.

Article 17.

The approval shall also be deemed to have been granted in the event that the general meeting refuses its approval but does not simultaneously provide the shareholder with the name(s) of one or more prospective purchasers designated by it, who are willing to purchase the shares to be transferred, against payment in cash at the price to be determined in accordance with article 19. The company itself may only be a prospective purchaser with the shareholder’s consent.

Article 18.

The transfer must take place within three months after the approval has, or is deemed to have been, granted.

Article 19.

The shareholder and the designated prospective purchaser(s) shall determine the price of the shares by mutual agreement. Failing such agreement, the price shall be determined by an independent expert to be appointed by the managing board and the shareholder, by mutual agreement. In the event that the managing board and the shareholder fail to reach agreement on this appointment, the independent expert shall be appointed by the Chairman of that Chamber of Commerce and Industry which is competent to enter the company in the Trade Register.

Article 20.

For a period of one month from being notified of the price determined by the independent expert, the shareholder shall be free to decide whether to transfer his shares to the designated prospective purchaser(s).

Management, Supervision on management.

Article 21.

21.1.           The company shall be managed by a managing board, under the supervision of a supervisory board.

The managing board shall consist of at least three and no more than seven managing directors. The general meeting shall determine the number of managing directors. The supervisory board shall consist of at least three and no more than ten supervisory directors. One of the supervisory directors to be appointed will be the chairman. The general meeting shall determine the number of supervisory directors.

A legal entity may be appointed as a managing director but not as a supervisory director.

21.2.           The chairman shall be appointed by KASLION Holding B.V., currently with its corporate seat in Amsterdam, and Koninklijke Philips Electronics N.V., with its corporate seat in Eindhoven, acting jointly. The chairman may be suspended and dismissed at any time by the persons who have appointed him, acting jointly. Managing directors and the other supervisory directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors and supervisory directors. The supervisory board may at any time suspend a managing director.

21.3.           Together with a nomination for the appointment of a supervisory director the following information shall be given in respect of the candidate: his age, his profession, the number of shares in the share capital of the company held by him and the positions he holds or held insofar as relevant to the fulfillment of the duties as a supervisory director. Furthermore mention shall be made of the legal entities for which he serves as a supervisory director whereby, in case legal entities are included which belong to the same group, it shall be sufficient to mention such group.

The nomination for the appointment of a supervisory director shall include the reasons. On a reappointment the manner in which the candidate has fulfilled his duties as a supervisory director shall be taken into account.

21.4.           If either the general meeting or the supervisory board has suspended a managing director, or if the general meeting has suspended a supervisory director not being the chairman, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director or supervisory director, or to terminate or continue the suspension, failing which the suspension shall lapse. If the chairman has been suspended by the persons who have appointed the chairman, they shall within three months after the suspension has taken effect resolve either to dismiss the chairman or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the resolution to continue the suspension has been adopted.

A managing director or a supervisory director not being the chairman who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

21.5.           In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are / is failing, the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any managing director the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Article 22.

22.1.           The supervisory board shall determine the terms and conditions of employment of the managing directors.

22.2.           The general meeting may grant one or more supervisory directors a remuneration. They shall be reimbursed for their expenses.

22.3.           Unless Dutch law provides otherwise, the following shall be reimbursed to current and former managing directors and supervisory directors:

a.                         the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request;

b.                        any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.                         the reasonable costs of appearing in other legal proceedings in which they are involved as current or former managing directors or supervisory directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as willful (“opzettelljk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“emstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The company may take out liability insurance for the benefit of the persons concerned.

The supervisory board may by agreement or otherwise give further implementation to the above with respect to managing directors. The managing board may by agreement or otherwise give further implementation to the above with respect to supervisory directors.

Managing board.

Article 23.

23.1.           With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may divide their duties among themselves, whether or not by rule.

23.2.           The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the proposal shall have been rejected.

23.3.           The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by telefax or by other written means of communication commonly utilised in the business world and all managing directors have expressed themselves in favour of the proposal concerned.

23.4.           The supervisory board may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

The supervisory board shall inform the managing board without delay of any such resolution.

Representation.

Article 24.

24.1.           The managing board is authorised to represent the company. In the event that more than one managing director is in office, the company may also be represented by two managing directors acting jointly.

24.2.           If a managing director has a conflict of interest with the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by one of the other managing directors or by a supervisory director designated by the supervisory board, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

Authorised signatories.

Article 25.

The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Supervisory board.

Article 26.

26.1.           Supervision of the policies of the managing board and of the general course of the company’s affairs and its business enterprise shall be exercised by the supervisory board. It shall support the managing board with advice. In fulfilling their duties the supervisory directors shall serve the interests of the company and its business enterprise. The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties.

26.2.           The supervisory board shall appoint a secretary, whether or not from among its members.

Furthermore, the supervisory board may appoint one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis. They shall report their findings to the supervisory board. The offices of chairman of the supervisory board and delegate supervisory director are compatible.

26.3.           With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members and its committees.

26.4.           The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers.

Article 27.

27.1.           The supervisory board shall meet whenever one of its members so requests. The supervisory board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the proposal shall have been rejected.

27.2.           Without prejudice to the provisions of paragraph 3 the supervisory board may not adopt resolutions if the majority of its members is not present.

27.3.           The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by telefax or by other written means of communication commonly utilised in the business world, and provided that none of the supervisory directors has expressed himself against this way of adopting resolutions. Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minute book.

27.4.           The managing directors shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

27.5.           At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

27.6.           If there are less than three supervisory directors in office, the board shall be deemed to be properly constituted, provided that if there is only one supervisory director in office, he shall have all rights and obligations conferred and imposed on the supervisory board and the chairman of the supervisory board by the law and by these articles of association.

General meetings.

Article 28.

28.1.           The annual general meeting shall be held within six months after the end of the financial year.

28.2.           The agenda for this meeting shall in any case include the following items:

a.                         the discussion of the managing board’s written annual report concerning the company’s affairs and the management as conducted;

b.                        the adoption of the annual accounts and - with due observance of the provisions of article 35 - the allocation of profits;

c.                         the discharge of managing directors from liability for their management over the last financial year and of supervisory directors from liability for their supervision thereof.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect. In addition, the item referred to in a need not be included on the agenda if section 2:391 of the Civil Code does not apply to the company.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 29 paragraphs 2 and 3 will be dealt with.

28.3.           A general meeting shall be convened whenever the managing board or the supervisory board considers appropriate.

In addition a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one-tenth of the total number of votes that may be cast, so request the managing board and the supervisory board, stating the items to be discussed.

Article 29.

29.1.           General meetings shall be held in the municipality where the company has its corporate seat or in Amsterdam. The Hague, Rotterdam or Haarlemmermeet (Schiphol). Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented and all the holders of depositary receipts for shares are present or represented.

29.2.           Shareholders and holders of depositary receipts shall be given notice of the general meeting by the managing board, the supervisory board, a managing director or a supervisory director. If in the event as referred to in the second sentence of article 28 paragraph 3, neither a managing director nor a supervisory director convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of that provided in these articles of association.

The notice shall specify the items to be discussed.

29.3.           Notice shall be given not later than on the fifteenth day prior to the date of the meeting. If the notice period was shorter or if no notice was sent no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented and all holders of depositary receipts are present or represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 30.

30.1.           The general meeting shall appoint its chairman. The chairman shall designate the secretary.

30.2.           Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.

30.3.           The chairman of the meeting and furthermore each managing director and each supervisory director may at any time give instructions that a notarial record be prepared at the expense of the company.

Article 31.

31.1.           Each share confers the right to cast one vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

31.2.           Resolutions shall be adopted by an absolute majority of votes cast.

31.3.           The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

31.4.           In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 35 paragraph 2.

31.5.           Each holder of depositary receipts shall be entitled to attend the general meetings and to address such meetings, but he shall not be entitled to cast votes provided, however, that the latter provision shall not apply to holders of a right of pledge of shares who have the right to vote.

31.6.           Shareholders and holders of depositary receipts may be represented at a meeting by a proxy authorised in writing.

31.7.           Managing directors and supervisory directors are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

Article 32.

32.1.           Shareholders and holders of a right of pledge of shares who are entitled to vote may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors and supervisory directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all persons entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those who have adopted a resolution without holding a meeting shall forthwith notify the managing board and the chairman of the supervisory board of the resolution so adopted.

32.2.           A resolution as referred to in paragraph 1 shall be recorded in the minute book of the general meeting by a managing director; at the next general meeting the entry shall be read out by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon as the resolution has been adopted, all persons who have adopted such resolution Shall be notified thereof.

Financial year, Annual accounts.

Article 33.

33.1.           The financial year shall coincide with the calendar year.

33.2.           Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders and the holders of depositary receipts.

The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 34, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors and by all supervisory directors: If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

33.3.           The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders and the holders of depositary receipts may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

33.4.           If the company is required, in conformity with article 34 paragraph 1, to give an assignment to an auditor to audit the annual accounts and the general meeting has been unable to review the auditor’s certificate, the annual accounts may not be adopted, unless the additional information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

33.5.           If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders and the holders of depositary receipts at no cost.

Auditor.

Article 34.

34.1.           The company may give an assignment to an auditor as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so then the supervisory board shall be so authorised, or the managing board if temporarily no supervisory director is in office or if the supervisory board fails to give such assignment

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment furthermore, the assignment given by the managing board may be revoked by the supervisory board. The auditor shall report on his audit to the supervisory board and the managing board and shall issue a certificate containing its results.

34.2.           The managing board as well as the supervisory board may give assignments to the auditor or any other auditor at the expense of the company.

Profit and loss.

Article 35.

35.1.           Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

35.2.           The profits shall be at the free disposal of the general meeting. In a tie vote regarding a proposal to distribute or reserve profits, the profits concerned shall be reserved.

35.3.           The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

35.4.           A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 36.

36.1.           Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

36.2.           Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

36.3.           The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

36.4.           Without prejudice to article 35 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

36.5.           Without prejudice to article 35 paragraph 3 Interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 37.

37.1.           If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, under the supervision of the supervisory board, if and to the extent the general meeting shall not appoint one or more other liquidators.

37.2.           The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

37.3.           The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

37.4.           The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

37.5.           After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Transitional provision.

Article 38.

38.1.           The general meeting may resolve to institute the supervisory board. The institution of the supervisory board shall be effective as from the date of filing of such resolution with the trade register.

If the supervisory board has been instituted pursuant to this paragraph, the provisions of articles 21, 22, 23, 26 and 27 shall apply to the supervisory board and its members; other provisions in these articles of association regarding the supervisory board and/or its members apply only if the supervisory board is instituted.

38.2.           This article and its heading shall lapse after the supervisory board is instituted.

The required ministerial declaration of no-objection was granted on the nineteenth day of September two thousand and six, number B.V. 400.135.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that he has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed. Immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at nine hours seventeen minutes.

(signed): B.S. Veldkamp, J.D.M. Schoonbrood.